EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of May 12, 2017 (this "Agreement") is entered into by and among, GREEN VISION BIOTECHNOLOGY CORP., a corporation organized under the laws of the State of Nevada ("GVBT") and ABLE LEAD HOLDINGS LIMITED, a limited company organized under the laws of the British Virgin Islands ("Able Lead"). GVBT and Able Lead are referred to singularly as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, Able Lead owns 89% of the issued and outstanding shares of Lutu International Biotechnology Limited, a limited company organized under the laws of the Cayman Islands (“Lutu International");

WHEREAS, Lutu International is the ultimate holding company of Shanxi Green Biotechnology Industry Limited, a Wholly Foreign-Owned Enterprise registered in the People’s Republic of China, which is in the business of fertilizer manufacturing located in Jinzhong Prefecture-Level City of Shanxi Province, the People’s Republic of China;

WHEREAS, GVBT wishes to acquire all of the issued and outstanding shares of capital stock of Lutu International with the purpose of owning and operating Lutu International as GVBT' s wholly-owned subsidiary;

WHEREAS, Able Lead has an outstanding loan of USD $4.43 million denominated in RMB with its maturity date on January 22, 2018 (“Outstanding Loan”) and Able Lead’s shares in Lutu International and its subsidiaries are offered as security of the Outstanding Loan (“Loan Security”).

WHEREAS, GVBT entered into share exchange agreements with Woodhead Investment Limited (“Woodhead”) and Harcourt Capital Limited (“Harcourt”) respectively that pursuant to which Woodhead and Harcourt delivered, or are to deliver, a total of 11% of the issued and outstanding shares of Lutu International in exchange for a total of 11 million shares of GVBT’s common stock;

WHEREAS, GVBT and Able Lead propose to enter into this Agreement which provides, among other things, that 89,000,000 shares of GVBT’s common stock (“Escrow Shares”) shall be issued and delivered to Booth Udall Fuller, PLC as escrow agent pursuant to a written Escrow Agreement dated of even date herewith, entered into among GVBT, Able Lead and Booth Udall Fuller, PLC (the “Escrow Agreement”) and remain in escrow for up to one year following the execution of this Agreement with the ultimate disposition of such Escrow Shares being determined by whether Able Lead can fully repay the Outstanding Loan and whether GVBT can acquire the shares of Lutu International owned by Able Lead; and

1

WHEREAS, it is intended that when the Outstanding Loan is fully repaid before its maturity date and the shares of Lutu International are free from any forms of encumbrances pursuant to the terms set forth herein and such additional items as more fully described in this Agreement, Able Lead will deliver all the shares of Lutu International it owns to GVBT and the Escrow Shares will be released to Able Lead.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

The following terms shall have the following respective meanings:

"Affiliate"

with respect to any Party, a Person that directly or indirectly controls, is controlled by, or is under common control of such Party. For the purpose of this definition, "control" means (i) ownership of more than ten percent (10%) of the voting shares of a Person or (ii) the right or ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise;

"Business Day"	a day (other than a Saturday) on which banks in Nevada are open for business throughout their normal business hours;

"China" and "PRC"	refer to the People's Republic of China, excluding Hong Kong, Macau and Taiwan;

2

“Contractual Arrangements”	consists of the Consulting Services Agreement, the Operating Agreement, the Voting Rights Proxy Agreement, and the Escrow Agreement (as such terms are defined below);

"Encumbrance"

any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to "Encumbrances" shall be construed accordingly;

“Escrow Agent”	Booth Udall Fuller, PLC, an Arizona professional limited company

“Escrow Agreement”

an agreement to be entered between GVBT, Able Lead, and Escrow Agent in which Escrow Agent holds the Escrow Shares in escrow for a period of one year upon execution of this Agreement and will release the Escrow Shares to Able Lead at any time dependent on conditions agreed to by the Parties as described in the Escrow Agreement.

"Exchange Act"	the US Securities Exchange Act of 1934;

“Hong Kong”	refers to the Hong Kong Special Administrative Region of the People's Republic of China;

“Loan Security”

The Shares of Lutu International were offered as security of the Outstanding Loan to secure repayment. Able Lead is not allowed to transfer the beneficial ownership of the shares of Lutu International it owns to other persons;

“Outstanding Loan”	Able Lead has an outstanding loan of USD $4.43 million denominated in RMB with its maturity date on January 22, 2018.

3

"Person"	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

"SEC"	the US Securities and Exchange Commission;

"Securities Act"	the US Securities Act of 1933;

“Share Issuance”	the issuance of shares from GVBT to Escrow Agent pursuant to Article 2 of this Agreement hereunder;

“Share Issuance Closing”	the closing of the Share Issuance contemplated by and as defined herein this Agreement;

“Shares of Lutu International”	all of the issued and outstanding shares of Lutu International owned by Able Lead;

"United States Dollars"or "US$"	United States dollars;

Section 1.02. Rules of Construction.

(a) Unless the context otherwise requires, as used in this Agreement: (i) "including" means "including, without limitation"; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) the terms "Article," "Section" and "Schedule" shall refer to the specified Article, Section or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant paragraph of a specified Schedule and (vii) the term "day" shall refer to calendar days.

(b) Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

4

ARTICLE II

THE SHARE ISSUANCE

Section 2.01 Share Issuance.

Subject to and upon the terms and conditions of this Agreement, GVBT shall provide to the Escrow Agent a total of 89,000,000 shares of GVBT's common stock (“Escrow Shares”) at the date as specified in Section 2.02 hereunder of this Agreement (“Share Issuance”) to be held by the Escrow Agent pursuant to the Escrow Agreement.

Section 2.02. Share Issuance Closing Date and Closing Location.

The Share Issuance shall take place at no later than 7 days from the date that Able Lead and GVBT enter into and deliver the Contractual Arrangements (“Share Issuance Closing”). The Share Issuance Closing shall take place at the offices of Booth Udall Fuller, PLC, 1255 W. Rio Salado Parkway, Tempe, Arizona.

Section 2.03. GVBT's Closing Documents.

At the Share Issuance Closing, GVBT will tender to Able Lead and the Escrow Agent:

(a) A certified copy(ies) of resolutions of the Board of Directors of GVBT in a form satisfactory to Able Lead, acting reasonably, authorizing:

(i) the execution and delivery by GVBT of (a) this Agreement; (b) the Consulting Services Agreement, by and between Green Vision Biotechnology Corp. and Lutu International Biotechnology Limited (the “Consulting Services Agreement”); (c) Operating Agreement, by and between Green Vision Biotechnology Corp., Lutu International Biotechnology Limited and Able Lead Holdings Limited (the “Operating Agreement”); (d) Voting Rights Proxy Agreement, by and between Green Vision Biotechnology Corp. and Able Lead Holdings Limited (“Voting Rights Agreement”); and (e) the Escrow Agreement; and

(ii) the issuance of the Escrow Shares to the Escrow Agent pursuant to this Agreement.

(b) To Escrow Agent, share certificates, registered in the name of Escrow Agent or its nominee representing the Escrow Shares; and;

(c) To Able Lead a certificate executed by a duly appointed officer of GVBT certifying that the conditions in Section 9.01(b) have been satisfied.

(d) Executed copies of this Agreement, the Consulting Services Agreement, the Operating Agreement, Voting Rights Proxy Agreement, and Escrow Agreement, all fully executed by, or on behalf of, GVBT.

5

Section 2.04. Able Lead's Closing Documents.

At the Share Issuance Closing, Able Lead will tender to GVBT the following documents:

(a) A certified copy of the register of shareholders of Lutu International showing GVBT as the registered owner of the Shares of Lutu International;

(b) A resolution from Able Lead certifying that the conditions in Section 8.01 and 8.02 have been satisfied;

(c) Certified copies of resolutions of the Board of Directors of Able Lead in a form satisfactory to GVBT, acting reasonably, authorizing the execution and delivery by Able Lead of (i) this Agreement (including the Certificate of Non-U.S. Person attached to this Agreement as Exhibit “A”); (ii) the Consulting Services Agreement; (iii) the Operating Agreement; (iv) Voting Rights Proxy Agreement; and (v) the Escrow Agreement; and

(d) Executed copies of this Agreement, the Consulting Services Agreement, the Operating Agreement, Voting Rights Proxy Agreement, and Escrow Agreement, and Certificate of Non-U.S. Person attached to this Agreement as Exhibit “A”; all fully executed by, or on behalf of, Able Lead.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02. Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Share Issuance Closing.

Section 3.03. Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04. Each Party acknowledges that the restrictions contained in Section 12.05 shall continue to apply after Share Issuance Closing without limit in time.

6

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GVBT

Section 4.01. Organization, Standing and Authority; Foreign Qualification.

GVBT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02. Corporate Authorization.

The execution, delivery and performance by GVBT of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GVBT, and this Agreement constitutes a valid and binding agreement of GVBT. The Escrow Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03. Capitalization.

GVBT's authorized capital stock, as of the Date of Share Issuance Closing upon issuance of the Escrow Shares, shall consist of 750,000,000 authorized shares of common stock, of which 160,790,000 common shares shall be issued and outstanding (including the Escrow Shares). All of such issued and outstanding shares of GVBT's common stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of GVBT's common stock or any other security of GVBT or any plan for any of the foregoing.

Section 4.04. Subsidiaries.

GVBT does not own any direct or indirect subsidiaries.

Section 4.05. Articles of Incorporation and Bylaws.

GVBT has heretofore delivered, or prior to the Share Issuance Closing GVBT shall deliver, to Able Lead true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada and Bylaws or comparable instruments, certified by GVBT's corporate secretary.

7

Section 4.06. No Conflict.

The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of GVBT;

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which GVBT is a party or by or to which either of its assets or properties, may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon GVBT or upon the securities, assets or business of GVBT;

(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to GVBT or to the securities, properties or business of GVBT; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by GVBT.

Section 4.07. Compliance with Laws.

To the best knowledge of GVBT, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of GVBT.

Section 4.08. True and Correct Copies.

All documents furnished or caused to be furnished to Able Lead by GVBT are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

8

Section 4.09. Contracts.

(a) Except for and excluding any obligation or transactions referenced in this Agreement and except as described in GVBT’s Form 10-K for the year ended January 31 2017, filed with the SEC; GVBT is not a party to any:

(i) contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of GVBT, or to any other entity in which GVBT has an interest,

(ii) contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days' or more notice;

(iii) contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv) contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v) contracts relating to the acquisition by GVBT of any operating business of, or the disposition of any operating business by, any other person;

(vi) executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii) joint venture contracts or agreements;

9

(viii) contracts under which GVBT agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

(ix) contracts containing covenants of GVBT not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with GVBT in any line of business or in any geographical area;

(x) contracts for or relating to computers, computer equipment, computer software or computer services; or

(xi) contracts relating to the borrowing of money by GVBT or the direct or indirect guarantee by GVBT of any obligation for, or an agreement by GVBT to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(A) any contract with respect to lines of credit;

(B) any contract to advance or supply funds to any other person other than in the ordinary course of business;

(C) any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

(D) any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(E) any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii) any other material contract whether or not made in the ordinary course of business.

Section 4.10. Operations of GVBT.

During the last 120 days prior to the date hereof, GVBT has not:

10

(a) except for (a) this Agreement and (b) the share exchange between Woodhead Investments Limited, Harcourt Capital Limited and GVBT; amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(b declared or paid any dividends or declared or made any other distributions of any kind to its shareholders; or

(c) made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business.

Section 4.11. Material Information.

This Agreement and all other information provided, in writing, by GVBT or representatives thereof to Able Lead, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to Able Lead in writing which, individually or in the aggregate, could have a material adverse effect on GVBT or a material adverse effect on the ability of GVBT to perform any of its obligations pursuant to this Agreement.

Section 4.12. Brokerage.

No broker or finder has acted, directly or indirectly, for GVBT nor did GVBT incur any finder's fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ABLE LEAD

Able Lead represents to GVBT as follows:

Section 5.01. Organization, Standing and Authority; Foreign Qualification.

Lutu International is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its respective properties and to conduct its respective business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

11

Section 5.02. Authorization.

The execution, delivery and performance by Able Lead of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions, as the case may be, on the part of Able Lead. Able Lead has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of Able Lead. The Shares of Lutu International to be transferred to GVBT in accordance with this Agreement have been duly authorized and validly issued, fully paid and non-assessable. Upon transfer of the Shares of Lutu International, no Encumbrance shall exist thereon.

Section 5.03. Capitalization.

(a) As of the date hereof and as of the Share Issuance Closing, Lutu International’s current total share capital is allocated as follows:

Able Lead	89 shares	89%
Harcourt Limited	6 shares	6%
Woodhead Investments Limited	5 shares	5%

As of the Escrow Closing, the 89 shares of Lutu International now owned by Able Lead shall represent 89% of the issued and outstanding capital stock of Lutu International.

(b) All of such issued and outstanding shares of capital stock of Lutu International are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of capital stock in Lutu International or any other security of Lutu International or any plan for any of the foregoing.

(c) The Shares of Lutu International are not subject to any right of first refusal, whether by contract, agreement, applicable law, regulation or statute, as the case may be.

(d) In the loan agreement of the Outstanding Loan, Shares of Lutu International and the shares of its subsidiaries are subject to the Loan Security. Pursuant to the terms of the loan agreement of the Outstanding Loan, Able Lead has an obligation not to transfer or otherwise dispose the Shares of Lutu International before the Loan Security is released.

12

Section 5.04. Subsidiaries.

Lutu International owns Light Raise Limited, a BVI corporation as a direct subsidiary. Lutu International owns Hong Kong Prolific Mineral Resources Limited (a Hong Kong SAR corporation), Shanxi Lutu Biotechnology Limited (a PRC corporation) and Shenzhen QianHai Lutu Supply Chain Management Co. Ltd (a PRC Corporation) as indirect subsidiaries. The shareholding structure of Lutu International and its subsidiaries is as follows:

Section 5.05. Sale of Escrow Shares.

Upon completion of the purchase and sale of the Escrow Shares, Able Lead shall be the beneficial and record holder of the Escrow Shares.

Section 5.06. Investment Risk.

Able Lead understands that an investment in GVBT includes a high degree of risk, have such knowledge and experience in financial and business matters, investments, securities and private placements as to be capable of evaluating the merits and risks of their investment in the shares of GVBT, are in a financial position to hold the shares of GVBT for an indefinite period of time, and are able to bear the economic risk of, and withstand a complete loss of such investment in the shares of GVBT.

Section 5.07. Cooperation.

If required by applicable securities laws or order of a securities regulatory authority, stock exchange or other regulatory authority, Able Lead will execute, deliver, file and otherwise assist GVBT in filing such reports, undertakings and other documents as may be required with respect to the issuance of the Escrow Shares.

13

Section 5.08. Tax Advice.

Able Lead is solely responsible for obtaining such legal, including tax advice as it considers necessary or appropriate in connection with the execution, delivery and performance by them of this Agreement and the transactions contemplated herein.

Section 5.09. No Conflict.

The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles or Certificate of Incorporation, Bylaws or other charter or organizational document of Lutu International or Able Lead;

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Lutu International or Able Lead is a party or by or to which their assets or properties, including the Shares of Lutu International, may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Lutu International or Able Lead or upon the securities, assets or business of Lutu International and/or Able Lead;

(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Lutu International and/or Able Lead or to the securities, properties or business of Lutu International and/or Able Lead; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by Lutu International and/or Able Lead.

Section 5.10. Organizational Documents.

(a) Able Lead heretofore delivered to GVBT true, correct and complete copies of Lutu International's Articles of Incorporation or Association (or such similar organizational documents).

14

(b) The minute books of Lutu International accurately reflect all actions taken at all meetings and consents in lieu of meetings of its respective members or owners, and all actions taken at all meetings and consents in lieu of meetings of its managing members from the date of incorporation to the date hereof.

Section 5.11. Compliance with Laws.

To the best of Able Lead’s knowledge, neither Lutu International nor Able Lead are in violation of any applicable order, judgment, injunction, award or decree nor are they in violation of any federal, provincial, state, local, municipal or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on Lutu International or Able Lead and have not received written notice that any violation is being alleged.

Section 5.12. Material Information.

This Agreement and all other information provided in writing by Able Lead or representatives thereof to GVBT, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to GVBT in writing which, individually or in the aggregate, could have a material adverse effect on Lutu International and/or Able Lead or a material adverse effect on the ability of Able Lead to perform any of their obligations pursuant to this Agreement.

Section 5.13. Actions and Proceedings.

There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Lutu International or Able Lead. To the knowledge of Able Lead, there are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending, or threatened against or involving Lutu International or Able Lead and their respective assets or the Shares of Lutu International.

Section 5.14. Brokerage.

Able Lead shall pay any brokerage, finder's fee or other commission owed in connection with the transactions contemplated by this Agreement.

Section 5.15 Non – U.S. Person

15

(a) Able Lead hereby represents, warrants, acknowledges and covenants to GVBT (which representations, warranties, acknowledgments and covenants shall be true and correct on the date hereof and at the Share Issuance Closing, with the same force and effect as if they had been made as at such dates and which shall survive the Share Issuance Closing) and acknowledges that GVBT and its counsel, are relying thereon, that Able Lead is not a resident of the US and by virtue thereof is a “non-U.S. person” as defined in Regulation S (and as set forth in Exhibit “A” attached hereto, which is incorporated herein in its entirety) and confirms that the purchase of the Escrow Shares by Able Lead is not in violation of any applicable laws of its jurisdiction of residence, and Able Lead has properly complied with and duly executed the Certificate of Non-U.S. Person attached to this Agreement as Exhibit “A” indicating the means by which Able Lead is a “non-U.S. Person” and confirms the truth and accuracy of all statements made by Able Lead in such certificate.

(b) Able Lead acknowledges that any resale of the Escrow Shares will be subject to resale restrictions contained in the securities legislation applicable to Able Lead. Able Lead acknowledges that the Escrow Shares will be subject to statutory hold periods during which these securities may not be resold in the United States unless a further statutory exemption is available to Able Lead or an appropriate discretionary order is obtained pursuant to applicable securities laws.

(c) Able Lead hereby acknowledges that in addition to a legend referring to the restrictions on resale described above, a legend will be placed upon the certificates representing the Securities and any securities issuable in exchange therefor or in substitution thereof as follows:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. THESE SECURITIES ARE RESTRICTED SECURITIES (AS DEFINED UNDER RULE 144 UNDER THE U.S. SECURITIES ACT) AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR VALUE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE U.S. SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE U.S. SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.

16

DURING THE PERIOD ENDING [ONE YEAR AFTER THE SHARE ISSUANCE CLOSING] (THE "RESTRICTED PERIOD"), THESE SECURITIES MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY WITHIN THE UNITED STATES, TO A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT), OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, EXCEPT PURSUANT TO REGISTRATION UNDER THE U.S. SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER. DURING THE RESTRICTED PERIOD HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS SUCH TRANSACTIONS ARE MADE IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

ARTICLE VI

COVENANTS AND AGREEMENTS OF ABLE LEAD BEFORE SHARE ISSUANCE CLOSING

Section 6.01. Conduct of Businesses in the Ordinary Course.

From the date of this Agreement to the date of Share Issuance Closing, Able Lead shall cause Lutu International to conduct its respective business substantially in the manner in which it is currently conducted.

Section 6.02. Preservation of Permits and Services.

From the date of this Agreement to the date of Share Issuance Closing, Able Lead shall cause Lutu International to use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 6.03. Conduct Pending the Share Issuance Closing.

From the date of this Agreement to the date of Share Issuance Closing: (a) Able Lead shall cause Lutu International to use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct; and (b) Able Lead shall promptly notify GVBT of any event, condition or circumstance that would constitute a violation or breach of this Agreement by Able Lead.

Section 6.04. Corporate Examinations and Investigations.

Prior to the date of Share Issuance Closing, GVBT shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of Lutu International, and such examination of the books, records, tax returns, results of operations and financial condition of Lutu International. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Able Lead and their employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

17

Section 6.05 Conduct of Businesses in the Ordinary Course.

From the date of this Agreement to the date of Share Issuance Closing, Able Lead shall cause Lutu International to conduct its respective business substantially in the manner in which it is currently conducted.

Section 6.06 No Breach of Terms of Outstanding Loan.

From the date of this Agreement to the date of Share Issuance Closing, Able Lead shall use its best endeavor to conduct its affairs in such a manner so that no terms under the Outstanding Loan are breached and no defaults of the Outstanding Loan arise.

Section 6.07 Reasonable Endeavor to Procure the Repayment of the Outstanding Loan.

From the date of this Agreement to the date of Share Issuance Closing and thereafter, Able Lead shall use reasonable endeavor to procure the full repayment of the Outstanding Loan without breaching any terms set forth herein this Agreement.

Section 6.08. No Encumbrances over its Assets or Shares in Lutu International.

Able Lead shall not acquire, sell, lease, license or dispose of any assets or property and shall not mortgage or pledge any of its property or assets. Able Lead shall ensure that Lutu International does not create, incur or assume any long-term debt or create any Encumbrances over its shares.

ARTICLE VII

COVENANTS AND AGREEMENTS OF GVBT BEFORE SHARE ISSUANCE CLOSING

Section 7.01. Conduct of Businesses in the Ordinary Course.

From the date of this Agreement to the date of Share Issuance Closing, GVBT shall conduct its businesses substantially in the manner in which it is currently conducted and shall not enter into any contract described in Section 4.09, or undertake any of the actions specified in Sections 4.10.

18

Section 7.02. Litigation.

From the date of this Agreement to the date of Share Issuance Closing, GVBT shall notify Able Lead of any actions or proceedings of the type described in Section 4.07 that are threatened or commenced against GVBT or against any officer, director, employee, properties or assets of GVBT and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 7.03. Conduct of GVBT Pending the Share Issuance Closing.

From the date hereof through the date of Share Issuance Closing:

(a) GVBT shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the date of Share Issuance Closing Date as if made on and as of the date of Share Issuance Closing; and

(b) GVBT shall promptly notify Able Lead of any event, condition or circumstance occurring from the date hereof through the date of Share Issuance Closing that would constitute a violation or breach of this Agreement by GVBT.

Section 7.04. Corporate Examinations and Investigations.

Prior to the date of Share Issuance Closing, Able Lead shall be entitled, through employees and representatives, to make any investigation of the assets, liabilities, properties, business and operations of GVBT and such examination of the books, records, tax returns, results of operations and financial condition of GVBT. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and GVBT and its employees and representatives shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF GVBT TO CLOSE SHARE ISSUANCE AND ESCROW CLOSING

The obligations of GVBT to be performed by it at the Share Issuance Closing pursuant to this Agreement, and the transfer of the Escrow Shares to Able Lead pursuant to the terms of the Escrow Agreement (“Escrow Closing”) are subject to the fulfillment on or before the date of Share Issuance Closing and the Escrow Closing, as applicable, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

19

Section 8.01. Representations and Covenants.

(a) The representations and warranties of Able Lead contained in this Agreement shall be true and correct on and as of the date of Share Issuance Closing and Escrow Closing, as applicable, with the same force and effect as though made on and as of the date of Share Issuance Closing or Escrow Closing, as applicable, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) Able Lead shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the date of Share Issuance Closing or Escrow Closing, as applicable. Able Lead shall have delivered to GVBT a certificate, dated the date of Share Issuance Closing, or Escrow Closing, as applicable, and signed by Able Lead to the foregoing effect.

Section 8.02. Governmental Permits and Approvals.

(a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by Lutu International to continue to be carried on substantially in the same manner immediately following the date of Share Issuance Closing or Escrow Closing, as applicable, shall have been obtained and shall be in full force and effect, and GVBT shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the date of Share Issuance Closing, or Escrow Closing, as applicable, the transactions contemplated by this Agreement.

Section 8.03. Third Party Consents.

All consents, permits and approvals from parties to contracts with Lutu International that may be required in connection with the performance by Able Lead hereunder or the continuance of such contracts in full force and effect after the date of Share Issuance Closing or Escrow Closing, as applicable, shall have been obtained.

20

Section 8.04. Litigation.

No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on Lutu International, Able Lead, or on the Shares of Lutu International.

Section 8.05 Contractual Arrangements.

Able Lead and GVBT shall have entered into Contractual Arrangements in which GVBT assumes management of Lutu International and all such contracts shall be in full force and effect.

Section 8.06. Closing Documents.

Able Lead shall have executed and delivered the documents described in Section 2.04 above.

Section 8.07. Escrow Agreement.

All conditions precedent to the release of the Escrow Shares pursuant to the Escrow Agreement shall have been satisfied.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF ABLE LEAD TO CLOSE THE SHARE ISSUANCE AND ESCROW CLOSING

The obligations of Able Lead to be performed by them at the Share Issuance Closing pursuant to this Agreement are subject to the fulfillment, on or before the date of Share Issuance Closing Date, of each the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 9.01. Representations and Covenants.

(a) The representations and warranties of GVBT contained in this Agreement shall be true and correct on and as of the date of Share Issuance Closing, and the Escrow Closing, as applicable, with the same force and effect as though made on and as of the date of Share Issuance Closing and the Escrow Closing, as applicable, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) GVBT shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the date of Share Issuance Closing and Escrow Closing, as applicable. GVBT shall have delivered to Able Lead a certificate dated the date of Share Issuance Closing and Escrow Closing, as applicable, and signed by an authorized signatory of GVBT to the foregoing effect.

21

Section 9.02. Governmental Permits and Approvals.

(a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by GVBT to continue to be carried on substantially in the same manner immediately following the date of Share Issuance Closing, and Escrow Closing, as applicable, shall have been obtained and shall be in full force and effect, and Able Lead shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making the transactions contemplated by this Agreement illegal on the date of Share Issuance Closing and Escrow Closing, as applicable.

Section 9.03. Litigation.

No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on GVBT.

Section 9.04. Closing Documents.

GVBT shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE X

TERMINATION

Section 10.01. Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Share Issuance, and/or Escrow Closing, and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Share Issuance Closing or Escrow Closing, as applicable:

(i) by mutual written consent of Able Lead and GVBT;

22

(ii) by either Able Lead or GVBT in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Share Issuance or Escrow Closing or any of the other transactions contemplated hereby shall have become final and non-appealable; providedthat , the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iii) by GVBT if GVBT is not then in material breach of this Agreement and if there shall have been any breach by Able Lead (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article VIII, and (B) shall not have been cured within thirty (30) days following receipt by Able Lead of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30‑day period and Able Lead are diligently pursuing such cure, or in the event the conditions precedent to the release of the Escrow Shares to Able Lead pursuant to the Escrow Agreement have not been satisfied; or

(iv) by Able Lead if Able Lead are not then in material breach of this Agreement and if there shall have been any breach by GVBT (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article IX, and (B) shall not have been cured within thirty (30) days following receipt by GVBT of written notice of such breach;

(b) In the event of termination by Able Lead or GVBT pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

Section 10.02. Effect of Termination.

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

23

ARTICLE XI

POST-CLOSING COVENANTS

Section 11.01 Able Lead’s Covenants.

Able Lead hereby covenants with GVBT and promises as follows:

(a) To maintain the books, records, accounting and financial statements of Lutu International and all operations related to its mining operations, in accordance with applicable accounting principles and practices.

(b) To maintain all of the legal requirements that permit Lutu International to continue its fertilizer manufacturing operations under all applicable federal, state and/or provincial laws and regulations of People’s Republic of China and comply with all other federal, state and/or provincial laws and regulations of China.

(c) Not to incur any debt by Lutu International in any event whatsoever, except with the prior written consent of the Board of Directors of GVBT.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Public Notices.

The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 12.02. Notices.

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

24

if to Able Lead, at:

PO Box 957,

Road Town, Tortola,

British Virgin Islands

if to GVBT, at:

GVBT Corp.

c/o W. Scott Lawler, Esq.

Booth Udall Fuller PLC

1255 W Rio Salado Pkwy #215

Tempe, AZ 85281

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 12.03. Severability.

If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 12.04. Entire Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

25

Section 12.05. Further Assurances.

The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the date of Share Issuance Closing and Escrow Closing.

Section 12.06. Waiver.

Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 12.07. Counterparts.

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

Green Vision Biotechnology Corp., a Nevada corporation		Able Lead Holdings Limited, a British Virgin Islands corporation

By:	/s/ Ma Wai Kin	By:	/s/ Leung Kwong Tak
Name:	Ma Wai Kin	Name:	LEUNG Kwong Tak
Title:	President	Title:	Director

26

EXHIBIT “A”

CERTIFICATE OF NON-U.S. PERSON

Able Lead Holdings Limited (the “Subscriber”) covenants, represents and warrants to Green Vision Biotechnology Corp. (the “Issuer”) that:

1. The representations and warranties contained herein are made by the Subscriber with the intent that they may be relied upon by the Issuer in determining the Subscriber’s suitability as a purchaser of shares of its capital stock (the “Shares”).

2. The Subscriber has received and read the Issuer’s annual report for the year ended January 31, 2017, and any amendments to such report (the “Annual Report”) and the Subscriber is familiar with all terms and provisions thereof.

3. The Subscriber confirms that the purchase of the Shares occurred in an “offshore transaction” in that:

(a) The Subscriber is not an “entity” in the United States

(b) At the time the Share Exchange Agreement between Subscriber and Issuer (the “Share Exchange Agreement”) was entered into, and as of the effective date of the Share Exchange Agreement, the Subscriber was outside of the United States.

(c) The Subscriber is not a U.S. Person. For purposes hereof, "U.S. Person" means:

(i) any natural person resident in the United States;

(ii) any partnership or corporation organized or incorporated under the laws of the United States;

(iii) any estate of which any trustee is a U.S. Person;

(iv) any trust of which any trustee is a U.S. Person;

(v) any agency or branch of a foreign entity located in the United States;

(vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if any individual) resident in the United States; and

(vii) any partnership or corporation if:

(a) organized or incorporated under the laws of any foreign jurisdiction; and

(b) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned by accredited investors (as defined in Rule 501(1) under the Securities Act) who are not natural persons, estates or trusts.

27

4. The Subscriber has previously been advised that the Subscriber would have an opportunity to review all the pertinent facts concerning the Issuer, and to obtain any additional information which they might request, to the extent possible or obtainable, without unreasonable effort and expense, in order to verify the accuracy of the information contained in the Annual Report.

5. The Subscriber has personally communicated or been offered the opportunity to communicate with an executive officer of the Issuer to discuss the business and financial affairs of the Issuer, its products and activities, and its plans for the future. The Subscriber acknowledges that if the Subscriber would like to further avail itself of the opportunity to ask additional questions of the Issuer, the Issuer will make arrangements for such an opportunity on request.

6.The Subscriber has been advised that no accountant or attorney engaged by the Issuer is acting as its representative, accountant, or attorney.

May 12, 2017
Date

/s/ Leung Kwong Tak
Duly authorized signatory for Subscriber

LEUNG Kwong Tak, Director
(Print name of Subscriber)

28